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                                                                    EXHIBIT 12.1

                           OSI PHARMACEUTICALS, INC.
                       RATIO OF EARNING TO FIXED CHARGES

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
                                   NINE MONTHS    NINE MONTHS
                                      ENDED          ENDED
                                  JUNE 30, 2004  JUNE 30, 2003     2003           2002           2001          2000          1999
                                  -------------  ------------- -------------  -------------  ------------  ------------  -----------
Net loss                          (137,182,413)  (132,387,254) (181,357,335)  (218,479,106)  (23,755,434)  (16,347,569)  (9,798,437)
  Equity losses                             --             --                                    243,455       347,820      200,000
  Cummualtive effect of
   accounting change                        --             --                                  2,625,000
                                  ------------   ------------  ------------   ------------   -----------   -----------   ----------
Net loss before cumm effect
   and equity in investee         (137,182,413)  (132,387,254) (181,357,335)  (218,479,106)  (20,886,979)  (15,999,749)  (9,598,437)
Add:
  Fixed charges                     13,676,641      5,425,245     7,549,000      5,877,000        50,011        32,268       24,370
                                  ------------   ------------  ------------   ------------   -----------   -----------   ----------
Net loss as adjusted              (123,505,771)  (126,962,009) (173,808,335)  (212,602,106)  (20,836,968)  (15,967,481)  (9,574,067)
                                  ============   ============  ============   ============   ===========   ===========   ==========
                                             0              0
Fixed Charges:                               0              0
  Interest (gross), including
   amortization of issuance costs   13,676,641      5,425,245     7,549,000      5,877,000        50,011        32,268       24,370
  Estimated interest portion
   of rent                                   0              0             0              0             0             0            0
                                  ------------   ------------  ------------   ------------   -----------   -----------   ----------
Fixed charges                       13,676,641      5,425,245     7,549,000      5,877,000        50,011        32,268       24,370
                                  ------------   ------------  ------------   ------------   -----------   -----------   ----------
                                             0              0
Deficiency of earnings available
   to cover fixed charges         (137,182,413)  (132,387,254) (181,357,335)  (218,479,106)  (20,886,979)  (15,999,749)  (9,598,437)
                                  ============   ============  ============   ============   ===========   ===========   ==========
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